Exhibit 5.1
BINGHAM McCUTCHEN LLP
One Federal Street
Boston, MA 02110
(617) 951-8000
January 29, 2010
Nebraska Book Company, Inc.
4700 South 19th Street
Lincoln, NE 68501-0529
Ladies and Gentlemen:
     We have acted as special counsel to Nebraska Book Company, Inc., a Kansas corporation (“Nebraska Book”), Specialty Books, Inc., a Delaware corporation (“Specialty Books”); Net Textstore LLC, a Delaware limited liability company (“Net Text”); NBC Textbooks LLC, a Delaware limited liability company (“NBC Text”); and Campus Authentic, LLC, a Delaware limited liability company (“Campus Authentic” and, collectively with Specialty Books, Net Text and NBC Text, the “Delaware Guarantors”); and College Bookstores of America, Inc., an Illinois corporation (“CBA” and together with the Delaware Guarantors, the “Guarantors” and collectively with Nebraska Book, the “Companies”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by the Companies with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), for the registration of (i) $200,000,000 aggregate principal amount of 10% Senior Secured Notes Due 2011 of Nebraska Book (the “Exchange Notes”), to be issued in exchange for an equal aggregate principal amount of the outstanding 10% Senior Secured Notes Due 2011 of Nebraska Book (the “Original Notes”), and (ii) the guarantees by the Guarantors of the Exchange Notes (the “Note Guarantees”).
     The Exchange Notes and the Note Guarantees are to be issued pursuant to an Indenture (the “Indenture”), dated as of October 2, 2009, by and among Nebraska Book, the Guarantors, and Wilmington Trust FSB, as the Trustee and Collateral Agent thereunder (“Wilmington Trust”). The exchange offer by Nebraska Book and the Guarantors of the Exchange Notes and Note Guarantees for the Original Notes (the “Exchange Offer”) is to be effected pursuant to Section 2(a) of the Registration Rights Agreement. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Indenture. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as to the validity of the Exchange Notes.
     In connection with this opinion, we have examined originals or copies of: the Registration Statement; the Registration Rights Agreement; the Indenture (including the

Note Guarantees set forth therein); and the form of the Exchange Notes. In addition, we have examined such other corporate and public records and agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for purposes of this opinion. The Indenture, the Exchange Notes, and the Note Guarantees are referred to herein collectively as the “Transaction Documents.”
     We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.
     For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws (other than state and local tax, antitrust, blue sky and securities laws, as to which we express no opinion) of the State of New York as applied by courts located in New York; the Delaware General Corporation Law, as applied by courts located in Delaware (the “DGCL”); and the Delaware Limited Liability Company Act, as applied by courts located in Delaware (the “DLLCA”); and we express no opinion as to the laws of any other jurisdiction. With respect to all matters of Kansas law, we have relied entirely on the opinion of Morris Laing Evans, Brock and Kennedy, Chtd., subject to all the qualifications set forth in that opinion and, with respect to all matters of Illinois law, we have relied entirely upon the opinion of DLA Piper LLP (US), subject to all the qualifications set forth in that opinion.
     Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:
(a)	We have assumed without any independent investigation that (i) each party to the Transaction Documents, other than the Delaware Guarantors, at all times relevant thereto, is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and is qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required generally or necessary in order for such party to enforce its rights under such Transaction Documents, (ii) each party to the Transaction Documents, other than the Delaware Guarantors, at all times relevant thereto, had and has the full power, authority and legal right under its certificate of incorporation, certificate of formation, partnership agreement, by-laws, limited liability company agreement, and other governing organizational documents, and the applicable corporate, limited liability company, partnership, or other enterprise legislation and other applicable laws, as the case may be, to execute, deliver, and perform its obligations under, the Transaction Documents, and (iii) each party to the Transaction Documents, other than the Delaware Guarantors, has duly authorized, executed, and delivered each of the Transaction Documents to which it is a party.
(b)	We have assumed without any independent investigation that (i) Wilmington Trust is, at all times relevant thereto, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and had and has the full organizational power, authority and legal right under its governing documents and applicable laws to execute, deliver and perform its obligations under the Transaction Documents to which it is party, (ii) Wilmington Trust has duly authorized, executed and delivered each of the Transaction Documents to which it is party; and (iii) each of the Transaction Documents to which Wilmington Trust is party is a valid, binding and enforceable agreement of Wilmington Trust.
(c)	The enforcement of any obligations of, or any security interest granted by, any of the Companies or any other Person, whether under any of the Transaction Documents or otherwise, may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and we express no opinion as to the status under any fraudulent conveyance laws or fraudulent transfer laws of any of the obligations of, or any security interest granted by, any of the Companies or any other Person, whether under any of the Transaction Documents or otherwise.

(d)	The enforcement of any party’s rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, including, without limitation, concepts of materiality and reasonableness (regardless of whether such enforceability is considered in a proceeding at law or in equity), whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought and, as to any party’s rights to any applicable collateral security, will be subject to a duty to act in a commercially reasonable manner.

(e)	We express no opinion as to the creation, enforceability, attachment, priority of perfection of any security interest or as to the choice of law governing such matters.

(f)	We express no opinion as to the effect of suretyship defenses, or defenses in the nature thereof, with respect to the obligations of any applicable guarantor, joint obligor, surety, accommodation party, or other secondary obligor.

(g)	We note that, under the laws of the State of New York, the remedies available in the State of New York for the enforcement of the Transaction Documents could be affected by any failure of any party not organized in the State of New York (i) to become authorized, under Article 13 of the New York Business Corporation Law, to do business in the State of New York or (ii) to become authorized, under Article 5 of the New York Banking Law, to transact business in the State of New York as a foreign banking corporation. Further, no opinion is given herein as to any other similar laws or requirements in any other jurisdiction.

(h)	We express no opinion as to the enforceability of any particular provision of the Transaction Documents relating to or constituting:
(i)	waivers of rights to object to jurisdiction or venue, consents to jurisdiction or venue, or waivers of rights to (or methods of) service of process;

(ii)	waivers of rights to trial by jury, or other rights or benefits bestowed by operation of law;

(iii)	waivers of any applicable defenses, setoffs, recoupments, or counterclaims;

(iv)	the grant of powers of attorney or proxies;

(v)	waivers or variations of provisions which are not capable of waiver or variation under Sections 1-102, 9-602, 9-603, or other relevant provisions of the applicable UCC;

(vi)	provisions in the Transaction Documents rendered ineffective or unenforceable by Sections 9-406, 9-407, or 9-408 of the applicable UCC;

(vii)	exculpation or exoneration clauses, clauses relating to indemnification or contribution, and clauses relating to releases or waivers of unmatured claims or rights to the extent that any thereof may be deemed to violate applicable public policy or purport to cover violations of securities laws, or willful, reckless, criminal, or unlawful acts, or the gross negligence of the exculpated, exonerated or indemnified party; or

(viii)	the imposition or collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations, or the payment of any premium, liquidated damages, or other amount which may be held by any court to be a “penalty” or a “forfeiture”.
(i)	We express no opinion as to the effect of events occurring, circumstances arising, acts or omissions taking place or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.
     Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that:
     1. When executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Original Notes in accordance with the Indenture and the Exchange Offer, the Exchange Notes will be entitled to the benefits of the Indenture and will be the valid and binding obligations of Nebraska Book, enforceable against Nebraska Book in accordance with their terms.
     2. When the Exchange Notes have been executed and authenticated in accordance with the provisions of the Indenture and the Exchange Offer, the Note Guarantees will be the valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.
     We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and the reference to this firm under the heading “Legal matters” in the related prospectus. In rendering this opinion and giving this consent, we do not admit that we are “experts” within the meaning of the Act.

Very truly yours, /s/ Bingham McCutchen LLP
BINGHAM McCUTCHEN LLP